Exhibit 99.3

MISSION CRITICAL SOLUTIONS AND TRAINING SERVICES BUSINESS

(A Business of Raytheon Technologies Corporation)

Combined Financial Statements

As of and for the years ended December 31, 2020 and 2019

(With Report of Independent Auditors Thereon)

MISSION CRITICAL SOLUTIONS AND TRAINING SERVICES BUSINESS

Report of Independent Auditors

To the Board of Directors and Management of Raytheon Technologies Corporation

We have audited the accompanying combined financial statements of the Mission Critical Solutions and Training Services Business (a business of Raytheon Technologies Corporation), which comprise the combined balance sheets as of December 31, 2020 and 2019, and the related combined statements of operations, comprehensive income, changes in net parent investment and cash flows for the years then ended.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Mission Critical Solutions and Training Services Business as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s / PricewaterhouseCoopers LLP

Boston, Massachusetts

October 11, 2021, except for the effects of the revisions discussed in Note 2 to the combined financial statements, as to which the date is September 1, 2022

MISSION CRITICAL SOLUTIONS AND TRAINING SERVICES BUSINESS

(A Business of Raytheon Technologies Corporation)

COMBINED BALANCE SHEETS

	As of December 31,
	2020	2019
	(In Thousands)
Assets
Current assets
Cash and cash equivalents	$35,037	$39,595
Accounts receivable, less allowance for credit losses of $0 and $253, respectively	49,769	54,518
Contract assets	154,084	157,332
Inventory, net	1,056	731
Prepaid expenses and other current assets	4,598	6,986
Total current assets	244,544	259,162
Fixed assets, net	16,020	12,460
Operating lease right-of-use assets	3,897	3,791
Other assets	5,693	6,804
Total assets	$270,154	$282,217
Liabilities and Net Parent Investment
Current liabilities
Accounts payable	$68,895	$69,548
Accrued employee compensation	13,039	16,032
Other accrued liabilities	10,652	10,670
Contract liabilities	95,519	134,643
Total current liabilities	188,105	230,893
Operating lease liabilities, non-current	3,613	3,618
Other long-term liabilities	10,776	4,966
Total liabilities	202,494	239,477
Commitments and Contingencies (Note 11)
Net Parent Investment:
Net parent investment	61,622	34,370
Accumulated other comprehensive income	6,038	8,370
Total net parent investment	67,660	42,740
Total liabilities and net parent investment	$270,154	$282,217

The accompanying notes are an integral part of these Combined Financial Statements.

MISSION CRITICAL SOLUTIONS AND TRAINING SERVICES BUSINESS

(A Business of Raytheon Technologies Corporation)

COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2020	2019
	(In Thousands)
Revenues
Revenues	$976,060	$1,377,927
Revenues – related party	43,004	50,443
Total revenues	1,019,064	1,428,370
Cost of revenues
Cost of services	766,285	1,087,970
Cost of services – related party	38,428	45,131
Total cost of revenues	804,713	1,133,101
Gross profit	214,351	295,269
Operating expenses
Selling, general and administrative	54,805	69,989
Total operating expenses	54,805	69,989
Operating profit	159,546	225,280
Other expenses, net	5,084	4,602
Income before income tax expense	154,462	220,678
Income tax expense	33,501	46,491
Net income	$120,961	$174,187

The accompanying notes are an integral part of these Combined Financial Statements.

MISSION CRITICAL SOLUTIONS AND TRAINING SERVICES BUSINESS

(A Business of Raytheon Technologies Corporation)

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2020	2019
	(In Thousands)
Net income	$120,961	$174,187
Other comprehensive loss:
Foreign currency translation adjustments	(2,332)	(12)
Total other comprehensive loss	(2,332)	(12)
Comprehensive income	$118,629	$174,175

The accompanying notes are an integral part of these Combined Financial Statements.

MISSION CRITICAL SOLUTIONS AND TRAINING SERVICES BUSINESS

(A Business of Raytheon Technologies Corporation)

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2020	2019
	(In Thousands)
Cash flows from operating activities:
Net income	$120,961	$174,187
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,121	2,730
Provision for credit losses	-	253
Stock-based compensation	1,448	1,534
Deferred income taxes	2,505	(1,318)
Changes in operating assets and liabilities:
Accounts receivable	4,118	46,237
Contract assets	1,296	65,430
Inventory, net	(383)	3,817
Prepaid expenses and other assets	380	(159)
Accounts payable	(1,526)	(42,397)
Accrued employee compensation	(3,158)	1,894
Accrued and other liabilities	5,798	(4,316)
Contract liabilities	(40,334)	13,483
Net cash provided by operating activities	94,226	261,375
Cash flows from investing activities:
Purchases of fixed assets	(8,046)	(1,170)
Proceeds from sale of fixed assets	1,262	-
Net cash used in investing activities	(6,784)	(1,170)
Cash flows from financing activities:
Net transfers to Parent	(95,157)	(250,615)
Net cash used in financing activities	(95,157)	(250,615)
Effects of foreign exchange rate changes on cash and cash equivalents	3,157	11
Net increase (decrease) in cash and cash equivalents	(4,558)	9,601
Cash and cash equivalents, beginning of period	39,595	29,994
Cash and cash equivalents, end of period	$35,037	$39,595

The accompanying notes are an integral part of these Combined Financial Statements.

MISSION CRITICAL SOLUTIONS AND TRAINING SERVICES BUSINESS

(A Business of Raytheon Technologies Corporation)

COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT

		Accumulated
		Other
	Net Parent	Comprehensive	Total Net Parent
	Investment	Income (Loss)	Investment
	(In Thousands)
Balance January 1, 2019	$109,264	$8,382	$117,646
Net income	174,187	-	174,187
Other comprehensive income loss	-	(12)	(12)
Net transfers to Parent	(249,081)	-	(249,081)
Balance December 31, 2019	34,370	8,370	42,740
Net income	120,961	-	120,961
Other comprehensive loss	-	(2,332)	(2,332)
Net transfers to Parent	(93,709)	-	(93,709)
Balance December 31, 2020	$61,622	$6,038	$67,660

The accompanying notes are an integral part of these Combined Financial Statements.

MISSION CRITICAL SOLUTIONS AND TRAINING SERVICES BUSINESS

(A Business of Raytheon Technologies Corporation)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in Thousands, unless otherwise indicated)

1.	Nature of the Business

The Mission Critical Solutions and Training Services Business (the “Company” or the “Business”) is comprised of Raytheon Professional Services (“RPS”) and certain contracts within the portfolio of Raytheon Intelligence & Space (“RIS”) which operates as a principal business segment of Raytheon Company, a subsidiary of Raytheon Technologies Corporation (“RTX”). The Company serves end users in the military, government and commercial segments, both domestically and internationally. The Company is comprised of four service lines, including:

•	Engineering and Logistics and Senior and Platform Services, which provides equipment maintenance, repair and upgrades, testing and evaluations, logistics consulting, and operational support to government labs and facilities;

•	Modernization and Sustainment, which provides aircraft and ground related depot and engineering services in Indianapolis, Indiana;

•	Defense Training Solutions, which provides training of United States (“U.S.”) and international military personnel, as well as the management of complex global supply networks; and

•	Commercial Training Solutions, which provides training content development and delivery, on-site and digital training, learning management systems and leadership development consulting.

On April 3, 2020, United Technologies Corporation and Raytheon Company completed their previously announced all-stock merger of equals transaction (the “Raytheon Merger”). Upon closing of the Raytheon Merger, Raytheon Company became a wholly owned subsidiary of United Technologies Corporation, which changed its name to “Raytheon Technologies Corporation.” Unless the context otherwise requires, the term “Parent” means Raytheon Company and its subsidiaries when referring to periods prior to the Raytheon Merger and to the combined company, Raytheon Technologies Corporation, when referring to periods after the Raytheon Merger.

Risks and Uncertainties

The Company is subject to risks common to companies in the markets it serves, including, but not limited to, global economic and financial market conditions, fluctuations in government and customer demand, acceptance of new services, development by its competitors of new technological innovations, risk of disruption in its supply chain, the implementation of tariffs and export controls, dependence on key personnel, protection of proprietary technology, and compliance with domestic and foreign regulatory authorities and agencies.

In March 2020, COVID-19 was declared a pandemic by the World Health Organization and a national emergency by the U.S. government. The pandemic has negatively affected the U.S. and global economy, disrupted global supply chains and financial markets, and resulted in significant travel restrictions, mandated facility closures and shelter-in-place and social distancing orders in numerous jurisdictions around the world. The Company is taking all prudent measures to protect the health and safety of our employees, such as practicing social distancing, performing deep cleaning in all of our facilities, temperature screening, health questionnaires and enabling our employees to work from home where possible. We have also taken appropriate actions to help support our communities in addressing the challenges posed by the pandemic, including the donation of personal protective equipment.

2.	Basis of Presentation

The Company has historically operated as a part of Raytheon Company (prior to the Raytheon Merger) and Raytheon Technologies Corporation (subsequent to the Raytheon Merger); consequently, stand-alone financial statements have not historically been prepared for the Company. These Combined Financial Statements reflect the results of operations, balance sheets and cash flows of the Company as they were historically managed. These Combined Financial Statements have been derived from the consolidated financial statements and accounting records of the Parent and have been prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States of America, collectively (“U.S. GAAP”).

The Combined Statements of Operations include all revenues and costs directly attributable to the Company, including costs for facilities, functions and services utilized by the Company. The Parent provides certain services such as accounting, legal, information technology, human resources and other infrastructure support, on behalf of the Company. Due to Federal Acquisition Regulation (“FAR”) rules that govern our U.S. government business and related Cost Accounting Standards (“CAS”), most types of costs are allocable to U.S. government contracts. Costs allocated to the Business include both costs considered allowable or allocable to U.S. government contracts under applicable CAS or FAR as well as incremental costs necessary to present the Company’s Combined Financial Statements in accordance with U.S. GAAP. The costs of these services have been allocated to the Company on a direct usage basis when identifiable, with the remainder allocated based on the proportion of expenses, headcount or other relevant measures, depending on the nature of the cost. All allocations for facilities, functions and services performed by the Parent have been deemed settled in cash by the Company to the Parent in the period in which the cost was recorded in the Combined Statements of Operations. Current and deferred income taxes have been determined based on the stand-alone results of the Company. However, because the Company filed as part of various tax groups in certain jurisdictions, the Company’s actual tax balances may differ from those reported. The Company’s portion of its current income taxes are deemed to have been settled in the period the current tax expense was recorded. A portion of state income taxes are included in Selling, general and administrative expenses as these costs can generally be recovered through the pricing of services to the U.S. government.

All intracompany accounts and transactions within the Company have been eliminated in the preparation of the Combined Financial Statements. The Combined Financial Statements of the Company include assets and liabilities that have been determined to be specifically or otherwise attributable to the Business.

RTX uses a centralized approach to cash management and financing its operations. Accordingly, none of the cash, third-party debt, or related interest expense of RTX has been allocated to the Business in the Combined Financial Statements. However, cash balances primarily associated with certain foreign RPS entities that do not participate in the Parent’s cash management program have been included in the Combined Financial Statements. While the Company participates in the Parent’s centralized cash management function, which results in the majority of its cash being controlled by the Parent, it has and is expected to generate positive operating cash flows to fund its operating and investing activities. Transactions between the Parent and the Business are deemed to have been settled immediately through Net Parent Investment. The net effect of these transactions is reflected in the Combined Statements of Cash Flows as Net transfers to Parent within financing activities and in the Combined Balance Sheets as Net Parent Investment.

All of the allocations and estimates in the Combined Financial Statements are based on assumptions that management believes are reasonable. However, the Combined Financial Statements included herein may not be indicative of the financial position, results of operations and cash flows of the Company in the future, or if the Company had been a separate, stand-alone entity during the years presented.

Revisions to Previously Issued Combined Financial Statements

Required Incremental Disclosures

These Combined Financial Statements include incremental disclosures, in compliance with U.S. Securities and Exchange Commission ("SEC") Regulation S-X, to the Business’ previously issued Combined Financial Statements as of and for the years ended December 31, 2020 and 2019.

The incremental updates included in these notes to the Combined Financial Statements are summarized below:

•	Note 3. Summary of Significant Accounting Policies – includes a table to present the impact of changes in estimates (net Estimate at Completion- adjustments) on the Company’s operating results in compliance with required disclosures;

•	Note 7. Supplemental Balance Sheet Information – includes incremental required disclosures related to inventory valuation reserve balances;

•	Note 10. Revenue from Contracts with Customers – includes additional required disclosures related to:

i.	The Company’s disaggregation of revenue by customer and contract type;
ii.	The amount of revenue recognized related to the contract liability balance at the beginning of each period; and
iii.	The amount of backlog at period end and expected timing of the future recognition of backlog as revenue.

Revisions to Fixed Assets, net

On September 8, 2021, Vertex Aerospace LLC signed a definitive agreement to acquire Raytheon Technologies Corporation’s Mission Critical Solutions and Training Services Business (the “Transaction”). On December 6, 2021, Raytheon Technologies Corporation and Vertex Aerospace LLC completed the previously announced Transaction.

In connection with the final transaction close, management identified and corrected immaterial errors that affected certain fixed asset balances and related disclosures included in its Combined Financial Statements as of and for the years ended December 31, 2020 and 2019. Management evaluated these errors in relation to the years ended December 31, 2020 and 2019, and concluded these errors are not material to the Combined Financial Statements.

Management identified certain fixed assets at the Parent’s facilities that were within the perimeter of the Transaction but not captured in the Business’ previously issued Combined Financial Statements as of and for the years ended December 31, 2020 and 2019. These balances were identified as part of the Parent’s finalization of fixed asset registers in connection with the Business’ disposition.

The impacts of the revisions to the previously issued Combined Financial statements are summarized below as of and for the years ended December 31, 2020 and 2019:

Increase / (Decrease)

Financial Statement and Line Item	2020	2019
Balance Sheets – Fixed assets, net	$7,875	$4,959
Balance Sheets –Net Parent Investment	7,875	4,959
Statements of Cash Flow – Depreciation	1,681	652
Statements of Cash Flow – Purchases of Fixed Assets	4,597	283
Statements of Cash Flow –Net Transfers to Parent	(2,916)	369
Statements of Changes in Net Parent Investment – Net Parent Investment (opening balance)	-	5,328
Statements of Changes in Net Parent Investment – Net Transfers to Parent	(2,916)	369

Note 5. Fixed Assets, net is revised to reflect the impact of the revisions. Summary reconciliations of these revisions are included below. Refer to Note 5 for additional information.

Below is a reconciliation between the amounts previously disclosed in Note 5 and the revised amounts included herein as of December 31, 2020:

	As Previously
	Reported	Adjustments	Revised
	December 31, 2020
Buildings and improvements	$4,054	$14,079	$18,133
Machinery, tools and equipment	53,217	3,476	56,693
Internal use software	8,946	-	8,946
Other, including assets under construction	3,190	4,316	7,506
	69,407	21,871	91,278
Less: Accumulated depreciation	(61,262)	(13,996)	(75,258)
Fixed assets, net	$8,145	$7,875	$16,020

Below is a reconciliation between the amounts previously disclosed in Note 5 and the revised amounts included herein as of December 31, 2019:

	As Previously
	Reported	Adjustments	Revised
	December 31, 2019
Buildings and improvements	$4,145	$12,661	$16,806
Machinery, tools and equipment	51,992	3,408	55,400
Internal use software	8,832	-	8,832
Other, including assets under construction	2,045	1,201	3,246
	67,014	17,270	84,284
Less: Accumulated depreciation	(59,513)	(12,311)	(71,824)
Fixed assets, net	$7,501	$4,959	$12,460

As part of the revision, the Company also increased the depreciation expense amounts previously disclosed in Note 5 by $1,681 and $652 for the years ended December 31, 2020 and 2019, respectively.

3.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Combined Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. In addition, estimates and assumptions may impact the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

The full extent to which the COVID-19 pandemic will directly or indirectly impact our business – including results of operations and financial condition, sales, expenses, reserves and allowances and asset recoverability – will depend on future developments that are highly uncertain. This includes results from new information that may emerge concerning COVID-19 and any actions taken to contain or treat COVID-19, as well as the economic impact on local, regional, national, and international customers and markets. We have made estimates of the impact of COVID-19 within our financial statements and there may be changes to those estimates in future periods. Other future events, including COVID-19, and their effects cannot be determined with certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and any such differences may be material to our Combined Financial Statements.

Foreign Currency Translation

The determination of the functional currency of the Company’s foreign subsidiaries is based on their financial and operational environment and is the local currency of all of the Company’s foreign subsidiaries. The subsidiaries’ assets and liabilities are translated into the reporting currency at period-end exchange rates, while revenue, expenses, gains and losses are translated at the average exchange rates during the period. The Company uses the U.S. dollar as its functional currency. The aggregate effects of translating the balance sheets of these subsidiaries are deferred within Accumulated other comprehensive income as a separate component of Net Parent Investment.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash deposits, cash equivalents and accounts receivable. All of the Company’s cash and cash equivalents are maintained by major financial institutions. The Company regularly monitors the creditworthiness of its customers and believes that it has adequately provided for exposure to potential credit losses.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable and accounts payable. The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value due to their short-term nature.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash. Cash and cash equivalents reported in the Combined Balance Sheets represents the cash and cash equivalents that are directly attributable to the Company and to which the Company is entitled.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable are stated at the net amount expected to be collected. The allowance for credit losses is established to provide for the expected lifetime credit losses by evaluating factors such as customer creditworthiness, historical payment and loss experiences, current economic conditions and the age, status of outstanding receivables, economic trends and historical experience. The Company reviews its allowance for credit losses on a quarterly basis and adjusts the balance based on the Company’s estimates of the receivables’ recoverability in the period the changes in estimates occur and become known. Accounts receivable balances are written off against the allowance for credit losses when the Company determines that the balances are not recoverable.

The following table details the Company’s accounts receivable, net balances arising from government contracts and non-government contracts as of December 31, 2020 and 2019:

	As of December 31,
	2020	2019
Accounts receivable, net from government contracts	$30,466	$28,946
Accounts receivable, net from non-government contracts	19,303	25,572
Total Accounts receivable, net	$49,769	$54,518

Contract Assets and Liabilities

Contract assets and liabilities represent the difference in the timing of revenue recognition from receipt of cash from our customers. Contract assets reflect revenue recognized and performance obligations satisfied or partially satisfied in advance of customer billing.

Contract assets, which are unbilled receivables, represent revenues that are not currently billable to the customer under the terms of the contract and include unbilled amounts under commercial contracts where payment is solely subject to the passage of time. These items are expected to be billed and collected in the normal course of business. Other unbilled receivables not just subject to the passage of time are included in Contract assets in the Combined Balance Sheets and are generally classified as current. Progress Based Payments are interim payments equal to a negotiated percentage of the contract price based on quantifiable measures of performance or on the achievement of specified events or milestones.

Contract liabilities relate to payments received in advance of the satisfaction of performance under the contract. The Company receives payments from customers based on the terms established in our contracts.

Contract assets and contract liabilities are generally classified as current as our operating cycle is generally longer than one year.

Inventory, net

Inventory is stated at the lower of cost or net realizable value determined on a first-in, first-out basis and includes the cost of materials prior to the approval of the related contract awarded to the Company. Valuation reserves for excess, obsolete, and slow-moving inventory are estimated by comparing the inventory levels of individual parts to both future sales forecasts and historical usage rates in order to identify inventory where the resale value or replacement value is less than inventoriable cost. Other factors that management considers in determining the adequacy of these reserves include whether individual inventory parts meet current specifications and can be substituted for a part currently being sold or used as a service part, overall market conditions, and other inventory management initiatives.

Fixed Assets, net

Fixed assets, net, are stated at cost less accumulated depreciation. Major improvements are capitalized, while expenditures for maintenance, repairs and minor improvements are expensed. Upon retirement or other disposal of fixed assets, the costs and related amounts of accumulated depreciation or amortization are eliminated from the asset and accumulated depreciation accounts, respectively. The difference, if any, between the net asset value and the proceeds are recorded in operating income.

For sales or asset retirements, the assets and related accumulated depreciation and amortization are eliminated from the accounts. Gains and losses on sales of our fixed assets are recorded in operating income.

Estimated
Useful Lives
Buildings and improvements	10 - 45 years
Machinery, tools and equipment	3 - 10 years
Internal use software	3 - 6 years
Other, including assets under construction	4 – 8 years

Depreciation expense related to fixed assets is recorded utilizing the straight-line or 150% declining balance method.

Leases

The Company accounts for leases in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 842: Leases, which we adopted on January 1, 2019. As a lessee, the Company records a right-of-use asset and a lease liability on the Combined Balance Sheets for all leases with terms longer than 12 months. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the Combined Statements of Operations.

The Company enters into lease agreements for the use of real estate space, vehicles, information technology equipment, and certain other equipment under both operating and finance leases. The Company determines if an arrangement contains a lease at inception. Operating leases are included in Operating lease right-of-use assets, Other accrued liabilities for the current portion of the Company’s operating lease liabilities, and Operating lease liabilities, non-current in the Company’s Combined Balance Sheets. Finance leases are not considered significant to the Company’s Combined Balance Sheets or Combined Statements of Operations.

Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments and use the implicit rate when readily determinable. We determine our incremental borrowing rate through market sources including relevant industry rates. Our lease right-of-use assets also include any initial direct costs and lease pre-payments made at or before the commencement date and are reduced for any lease incentives received at or before the commencement date. Certain of our leases include variable payments, which may vary based upon changes in facts or circumstances after the start of the lease. We exclude variable payments from lease right-of-use assets and lease liabilities, to the extent not considered fixed, and instead, expense variable payments as incurred. Variable lease expense and lease expense for short duration contracts are not a material component of lease expense. Some of our leases include the option to extend or terminate the lease. We include these options in the recognition of our right-of-use assets and lease liabilities when it is reasonably certain that we will exercise the option. Lease expense is generally recognized on a straight-line basis over the lease term.

Warranty Obligations

The Company offers warranties on the sales of certain of its services and records warranty obligations for estimated future claims at the time revenue is recognized within our Estimate at Completion (“EAC”). Warranty obligations are estimated based on historical experience and management’s estimate of the level of future claims.

Revenue Recognition

The Company generates revenue primarily from services, including the following:

•	Engineering and Logistics and Sensor and Platform Services, including providing equipment maintenance, repair and upgrades, testing and evaluations, logistics consulting, and operational support to government labs and facilities;

•	Modernization and Sustainment, including providing aircraft and ground related depot and engineering services;

•	Defense Training Solutions, including training of United States and international military personnel as well as the management of complex global supply networks, and;

•	Commercial Training Solutions, including training content development and delivery, on-site and digital training, learning management systems, leadership development consulting, and tolling system maintenance.

Under ASC 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue for the transfer of such promised services to customers in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for those services. Revenue is recognized when or as the transfer of control of the underlying performance obligation occurs.

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. For certain contracts that meet the foregoing requirements, primarily contracts that are directly with a foreign government, we are required to obtain certain regulatory approvals. In these cases, we recognize revenue based on the likelihood of obtaining regulatory approvals based upon all known facts and circumstances. A performance obligation is a promise in a contract with a customer to transfer a distinct good or service to the customer. Some of our contracts with customers contain a single performance obligation where contractual activities are highly interrelated with other activities such that no activity is distinct, while other contracts contain multiple performance obligations most commonly when a contract spans multiple phases of the project lifecycle such as maintenance and support or when there are distinct performance periods in a service arrangement such as an annual award fee score. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as the performance obligation is satisfied. When there are multiple performance obligations within a contract, we allocate the transaction price to each performance obligation based on its standalone selling price when available. If standalone selling price is not available, we estimate the standalone selling price of each performance obligation, which is generally based on an expected cost plus a margin approach.

We consider the contractual consideration payable by the customer and assess variable consideration that may affect the total transaction price, including contractual discounts, contract incentive payments, estimates of award fees or other customer usage activities on long term maintenance contracts, and other sources of variable consideration, when determining the transaction price of each contract. When reasonably able to estimate, we include variable consideration in the transaction price at the most likely amount to which we expect to be entitled. We include estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. These estimates are based on historical experience, anticipated performance and our best judgment at the time. We also consider whether our contracts contain a significant financing component, which they generally do not.

Timing of the satisfaction of performance obligations varies across our businesses due to our diverse service mix, customer base, and contractual terms. However, as most of our revenues are generated from services performed, the majority of revenues are recognized over time.

Performance obligations are satisfied over-time if the customer receives the benefits as we perform work, if the customer controls the asset as it is being produced (continuous transfer of control), or if the service being produced for the customer has no alternative use and we have a contractual right to payment for performance to date. We recognize revenue on an over-time basis for substantially all service revenues where the U.S. government is the customer where arrangements are contracted under the FAR part 15 terms.

For performance obligations satisfied over time, revenue is recognized on a percentage of completion basis using costs incurred to date relative to total estimated costs at completion to measure progress. Incurred costs represent work performed, which correspond with and best depict transfer of control to the customer. Contract costs can include labor, materials, subcontractors’ costs, or other direct costs and indirect costs. The majority of costs incurred are related to labor as most of our contracts are service contracts. Our contracts with the U.S. government are typically subject to the FAR and are priced based on estimated or actual costs of producing goods or providing services. The FAR provides guidance on the types of costs that are allowable in establishing prices for goods and services provided under U.S. government contracts. The pricing for non-U.S. government contracts is based on the specific negotiations with each customer.

Under the typical payment terms of our U.S. government fixed-price contracts, the customer pays us either performance-based payments (“PBPs”) or progress payments. PBPs are interim payments equal to a negotiated percentage of the contract price based on quantifiable measures of performance or on the achievement of specified events or milestones. Progress payments are interim payments up to 80-90% of costs incurred as the work progresses. Because the customer retains a portion of the contract price until completion of the contract, our U.S. government fixed-price contracts generally result in revenue recognized in excess of billings which we present as Contract assets on the Combined Balance Sheets. For our U.S. government cost-type contracts, the customer generally pays us for our costs incurred within a short period of time. For non-U.S. government contracts, we typically receive interim payments as work progresses, although for some contracts, we may be entitled to receive an advance payment. Such advances are not considered a significant financing component because they are used to meet working capital demands that can be higher in the early stages of a contract and to protect us from the other party failing to adequately complete some or all of its obligations under the contract. We recognize a liability for advance payments in excess of revenue recognized and present it as Contract liabilities on the Combined Balance Sheets.

Contracts are often modified to account for changes in contract specifications or requirements. We consider contract modifications to exist when the modification either creates new or changes existing enforceable rights and obligations. Contract modifications for goods or services that are not distinct are accounted for as part of the existing contract either on a cumulative catch-up basis or prospective basis depending on the nature of the modification.

Loss provisions on contracts are recognized to the extent that estimated contract costs exceed the estimated consideration from the services contemplated under the contractual arrangement. For new commitments, we generally record loss provisions at contract signing. For existing commitments, anticipated losses on contractual arrangements are recognized in the period in which losses become evident. In estimating losses, services contemplated under contractual arrangements include firm quantities of services sold under contract as well as optional purchases to the extent the optional quantities would result in a loss.

We review our EACs on significant contracts on a periodic basis and for others, no less than annually or when a change in circumstances warrants a modification to a previous estimate. Due to the nature of the work required to be performed on many of the Company’s performance obligations, the estimation of total revenue and cost at completion is complex, subject to many variables and requires significant judgment by management on a contract-by-contract basis. As part of this process, management reviews information including, but not limited to, any outstanding key contract matters, progress towards completion and the related program schedule, identified risks and opportunities and the related changes in estimates of revenues and costs. The risks and opportunities relate to management’s judgment about the ability and cost to achieve the schedule, consideration of customer-directed delays or reductions in scheduled deliveries, practical requirements, customer activity levels and related variable consideration. Management’s judgment related to these considerations has become increasingly more significant given the current economic environment primarily caused by the COVID-19 pandemic. Management must make assumptions and estimates regarding contract revenue and costs, including estimates of labor productivity and availability, the complexity and scope of the work to be performed, the availability and cost of materials, the length of time to complete the performance obligation, execution by our subcontractors, the availability and timing of funding from our customer, overhead cost rates, and current and past maintenance cost. Efforts expended by our subcontractors are included in our EACs and subcontractor costs incurred drive revenue recognition to the extent that they’re incurred in satisfying the performance obligation. Subcontract costs are accrued at the end of the reporting period.

For long-term contracts where revenue is recognized over time, changes in estimates of Revenues, Cost of revenues and the related impact to Operating profit are recognized on a cumulative catch-up basis, which recognizes the cumulative effect of changes in estimates on current and prior periods based on a performance obligation’s percentage of completion in the current period. A significant change in one or more of these estimates could affect the profitability of one or more of our performance obligations, including resulting in a significant recognition or derecognition event in the current period depending on the nature of the change in estimate. The Company’s EAC adjustments also include the establishment of loss provisions on our contracts accounted for on a percentage of completion basis.

The following table presents the impact of Net EAC adjustments on the Company’s operating results for the years ended December 31, 2020 and 2019:

	2020	2019
Revenues	$53,151	$51,606
Operating profit	53,720	50,453
Net Income (1)	42,439	39,858

(1)	Amounts reflect a U.S. statutory tax rate of 21%, which approximates the Company’s tax rate on our EAC adjustments.

In 2020 and 2019, revenue was increased by a net of $53,151 and $51,606, respectively, for performance obligations satisfied (or partially satisfied) in previous periods. These increases relate to EAC adjustments that impacted revenue.

Cost of services

Cost of services represents direct cost of sales on programs. During 2019, the Company sold certain assets related to the Warfighter FOCUS program ("WFF") for $12,957. The Company recognized a gain on the sale of these WFF assets of $12,913, which is included in Cost of services for the year ended December 31, 2019.

Research and Development Expense

Company-sponsored research and development costs, including those costs related to the Company’s portion in connection with cost-sharing arrangements, are charged to expense as incurred and recovery on these cost-sharing arrangements is recorded as a reduction to research and development expense as earned. Customer-sponsored research and development projects performed under contracts with customers are accounted for as contract costs and reported as cost of sales on the related revenue generating contracts.

Stock-Based Compensation Expense

Certain employees of the Business participate in long-term incentive plans of the Parent, which authorize various types of market and performance-based incentive awards including stock options, stock appreciation rights, performance share units and other such awards. Stock-based compensation expense reflected in the accompanying Combined Financial Statements relates to stock plan awards of the Parent that was allocated to the Business in conjunction with other functional service expenses and general corporate expenses and not stock awards of the Company as it does not grant stock awards.

The following table reflects stock-based compensation expense allocated to the Business for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Allocated stock-based compensation expense	$1,448	$1,534
Total stock-based compensation expense	$1,448	$1,534

Income Taxes

Income taxes as presented in the Combined Financial Statements of the Company attribute current and deferred income taxes of the Parent to the Company’s financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by FASB ASC Topic 740: Income Taxes. Accordingly, the Company’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the financial statements of each member of the consolidated group as if the group members were separate taxpayers. The calculation of the Company’s income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. As a result, actual transactions included in the consolidated financial statements of Parent entities may not be included in the Company’s Combined Financial Statements. Similarly, the tax treatment of certain items reflected in the Company’s Combined Financial Statements may not be reflected in the consolidated financial statements and tax returns of Parent entities. Therefore, items such as net operating losses, tax credit carry-forwards and valuation allowances may exist in the Company’s Combined Financial Statements that may or may not exist in the Parent’s consolidated financial statements. As such, the income taxes of the Company, as presented in the Combined Financial Statements, may not be indicative of the income taxes that the Company will generate in the future.

The Company and its domestic subsidiaries provide for federal income taxes on pretax accounting income at rates in effect under existing tax law. Foreign subsidiaries record provisions for income taxes at applicable foreign tax rates in a similar manner. Such provisions differ from the amounts currently payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes. Consistent with the Parent’s assertion, the Company no longer intends to reinvest certain undistributed earnings of its foreign subsidiaries that have been previously taxed in the U.S. As such, the Company recorded the taxes associated with the future remittance of these foreign earnings. For the remainder of the Company’s undistributed foreign earnings, unless tax effective to repatriate, the Company will continue to indefinitely reinvest these earnings. The state income tax provision (benefit) is allocated to contracts when it is paid (recovered) or otherwise agreed as allocable with the U.S. government. A portion of state income taxes are included in Selling, general and administrative expenses, as these costs can generally be recovered through the pricing of services to the U.S. government.

Operations of the Company have historically been included in a consolidated return with other Parent entities. Income taxes payable were deemed settled with the Parent for purposes of the Combined Financial Statements.

Current and deferred income taxes have been determined based on the stand-alone results of the Company. However, because the Company filed as part of the Parent’s tax groups in certain jurisdictions, the Company’s actual tax balances may differ from those reported. The Company’s portion of its current income taxes are deemed to have been settled in the period the current tax expense was recorded.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Combined Financial Statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Changes in existing tax laws and rates, their related interpretations, and the uncertainty generated by the current economic environment may affect the amounts of deferred tax liabilities or the valuations of deferred tax assets over time. We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. In the event that we determine that we would be able to realize our deferred income tax assets in the future in excess of the net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which impacts the provision for income taxes.

In the ordinary course of business, there is inherent uncertainty in quantifying income tax positions. The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available. For those tax positions where it is more-likely-than-not that a tax benefit will be sustained, the Company has recorded the amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more-likely-than-not that a tax benefit will be sustained, no tax benefit has been recognized. Where applicable, associated interest expense would be recorded in interest expense. Penalties, if incurred, would be recognized as a component of income tax expense. Refer to Note 8 for additional information.

The Tax Cuts and Jobs Act subjects the Company to a tax on global intangible low-taxed income ("GILTI"). GILTI is a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations, which the Company has elected to account for as a period cost.

Other Long-Lived Assets

We evaluate the potential impairment of other long-lived assets whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. If the carrying value of other long-lived assets held and used exceeds the sum of the undiscounted expected future cash flows, the carrying value is written down to fair value. In order for long-lived assets to be considered held for disposal, we must have committed to a plan to dispose of the assets. Once deemed held for disposal, the assets are stated at the lower of the carrying amount or fair value less costs to sell. The Company did not have any impairment of long-lived assets for the years ended December 31, 2020 and 2019.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU and its related amendments (collectively, the “Credit Loss Standard)” modifies the impairment model to utilize an expected loss methodology in place of the incurred loss methodology for financial instruments, including trade receivables, contract assets and off-balance sheet credit exposures. The Credit Loss Standard requires consideration of a broader range of information to estimate expected credit losses, including historical information, current economic conditions and a reasonable forecast period. This ASU requires that the statement of operations reflect estimates of expected credit losses for newly recognized financial assets as well as changes in the estimate of expected credit losses that have taken place during the period, which may result in earlier recognition of certain losses.

The Company adopted this standard effective January 1, 2020 utilizing a modified retrospective approach. The Company did not record a cumulative-effect non-cash adjustment to retained earnings as of January 1, 2020. The adoption of this standard did not have a material impact on the Company’s Combined Financial Statements.

The Company is exposed to credit losses primarily through our sales of services to commercial customers which are recorded as trade receivables, contract assets, long-term receivables, and notes and lease receivables on the Combined Balance Sheets. We do not have any significant exposure for credit losses related to sales of services to our government customers. Our method for developing our allowance for credit losses involves making informed judgments regarding whether an adjustment is necessary to our historical loss experiences to reflect our expectations around current economic conditions and reasonable and supportable forecast periods, where applicable. We utilize current economic market data as well as other internal and external information available to us to inform our decision making. In certain circumstances we may be able to develop reasonable and supportable forecasts over the contractual term of the financial asset or off-balance sheet exposure. For periods beyond which we are able to make or obtain reasonable and supportable forecasts, we revert to historical loss experience and information.

The Company determines credit ratings for each customer in our portfolio based upon public information and information obtained directly from our customers. We conduct a review of customer credit ratings, published historical credit default rates for different rating categories as a basis to validate the reasonableness of the allowance for credit losses on these balances quarterly or when events and circumstances warrant. In addition to credit quality indicators, factors considered in our evaluation of assessing collectability and risk include underlying value of any collateral or security interests, significant past due balances, historical losses, and existing economic conditions, including geographic and political risk. A credit limit is established for each customer based on the outcome of this review. Customer credit ratings range from customers with an extremely strong capacity to meet financial obligations, to customers whose uncollateralized receivable is in default. We may require collateral or prepayment to mitigate credit risk.

To estimate expected credit losses of financial assets with similar risk characteristics, we determine an asset is impaired when, based on historical experience, current information and a reasonable forecast period, there is risk that we will be unable to collect amounts due according to the contractual terms of the agreement. We monitor our ongoing credit exposure through reviews of customer balances against contract terms and due dates, current economic conditions, and dispute resolution. Estimated credit losses are written off in the period in which the financial asset is no longer collectible.

We can also be exposed to credit losses from off-balance sheet exposures, such as certain financial guarantees and financing commitments. The Company has assessed these potential exposures and concluded that there no material credit losses existed as of December 31, 2020.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this update remove certain exceptions of Topic 740 including: exception to the incremental approach for intra-period tax allocation when there is a loss from continuing operations and income or gain from other items; exception to the requirement to recognize a deferred tax liability for equity method investments when a foreign subsidiary becomes an equity method investment; exception to the ability not to recognize a deferred tax liability for a foreign subsidiary when a foreign equity method investment becomes a subsidiary; exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. There are also additional areas of guidance in regard to: franchise and other taxes partially based on income and the interim recognition of enactment of tax laws and rate changes. The ASU is effective for fiscal years ending after December 15, 2020 for public business entities and for all other entities for fiscal years ending after December 15, 2021. The adoption of this standard is not expected to have an impact on the Company’s Combined Financial Statements and related disclosures.

In August 2018, the FASB issued ASU 2018-14, Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans, which amends ASC 715 to add, remove, and clarify disclosure requirements related to defined benefit pension and other postretirement plans. The amendments require additional disclosure for the weighted-average interest crediting rates, a narrative description of the reasons for significant gains and losses, and an explanation of any other significant changes in the benefit obligation or plan assets. The amendment removes disclosure requirement for accumulated other comprehensive income expected to be recognized over the next year, information about plan assets to be returned to the entity, and the effects of a one-percentage-point change on the assumed health care costs and the effect of this change in rates on service cost, interest cost, and the benefit obligation for postretirement health care benefits. The ASU is effective for fiscal years ending after December 15, 2020 for public business entities and for all other entities for fiscal years ending after December 15, 2021. Early adoption is permitted. The ASU does not amend the interim disclosure requirements of ASC 715-20. The Company is currently evaluating the impact that this guidance may have on the Combined Financial Statements and related disclosures.

Other new pronouncements issued but not effective until after December 31, 2020 did not and are not expected to have a material impact on our financial position, results of operations or liquidity.

4.     Related Parties

The Combined Financial Statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of the Parent.

The Parent incurs significant corporate costs for services provided to the Company as well as to other Parent-owned businesses. These services include accounting, legal, information technology, human resources and other infrastructure support. The costs associated with these services generally include all payroll and benefit costs, as well as overhead costs related to the support functions. The cost of these services has been allocated to the Business on a basis that the Company and the Parent consider a reasonable reflection of the benefits received by the Business. All such amounts have been deemed to have been incurred and settled by the Company in the period in which the costs were recorded.

The allocated functional service expenses and general corporate expenses for the years ended December 31, 2020 and 2019 were $93,654 and $122,226, respectively, and are included in Cost of services and Selling, general and administrative expenses within the Combined Statements of Operations. In the opinion of management of the Parent and the Company, the expense and cost allocations have been determined on a basis considered to be reasonable reflection of the utilization of services provided to or the benefits received by the Company during the years ended December 31, 2020 and 2019. The amounts that would have been, or will be incurred, on a stand-alone basis could differ from the amounts allocated due to economies of scale, differences in management judgment, a requirement for more or fewer employees or other factors. In addition, the future results of operations, financial position and cash flows of the Company could differ materially from that of the historical results presented herein.

5.	Fixed Assets, Net

Fixed assets, net was as follows as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Buildings and improvements	$18,133	$16,806
Machinery, tools and equipment	56,693	55,400
Internal use software	8,946	8,832
Other, including assets under construction	7,506	3,246
	91,278	84,284
Less: Accumulated depreciation	(75,258)	(71,824)
Fixed assets, net	$16,020	$12,460

Depreciation expense was $3,121 and $2,730 for the years ended December 31, 2020 and 2019, respectively.

Asset Retirement Obligations

The Company has an obligation at our Indianapolis facility that, under the terms of the lease, require restoration of certain fixtures upon termination. As a result, the Company maintains an asset retirement obligation of $2,947 and $2,770 as of December 31, 2020 and December 31, 2019, respectively.

The entirety of the Company’s asset retirement obligation liability is classified as long-term as of December 31, 2020. The Company does not have any assets that are legally restricted for purposes of selling assets that are subject to asset retirement obligations.

6.     Leases

Operating lease expense was $479 and $461 for the years ended December 31, 2020 and 2019, respectively. Finance leases and lessor leases are not considered significant to the Company’s Combined Balance Sheets or Combined Statements of Operations.

Variable lease cost and sublease income were immaterial for the years ended December 31, 2020 and 2019.

Supplemental cash flow information related to operating leases were as follows:

	2020	2019
Operating cash flows used in the measurement of operating lease liabilities	$477	$466
Operating lease right-of-use assets obtained in exchange for operating lease obligations	1,139	-

Future lease payments related to operating lease liabilities as of December 31, 2020 are as follows:

2021	$427
2022	232
2023	22
2024	9
2025	9
Thereafter	-
Total undiscounted lease payments (1)	699
Less: imputed interest	(30)
Total discounted lease payments	$669

(1) Total future lease payments do not include any future lease payments related to leases that were signed but had not yet commenced as of December 31, 2020.

The Company’s lease liabilities recognized in the Combined Balance Sheets were as follows as of December 31, 2020 and 2019:

	2020	2019
Operating lease liabilities, current (included in Other accrued liabilities)	$337	$241
Operating lease liabilities, noncurrent	3,613	3,618
Total operating lease liabilities	$3,950	$3,859

The weighted-average remaining lease term related to our operating leases was 3.18 years and 2.42 years as of December 31, 2020 and 2019, respectively. The weighted-average discount rate related to our operating leases was 3.46% and 6.65% as of December 31, 2020 and 2019, respectively.

7.	Supplemental Balance Sheet Information

The following is a summary of accounts receivable, net as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Accounts receivable	$49,769	$54,771
Less: allowance for expected credit losses	-	(253)
Accounts receivable, net	$49,769	$54,518

The changes in the allowance for expected credit losses is as follows:

			Write-offs
			Charged Against
	Balance at	Provision for	Allowance for
	Beginning	Expected Credit	Expected Credit	Balance at
	of Period	Losses	Losses	End of Period
2020 allowance for expected credit losses	$253	$-	$(253)	$-
2019 allowance for expected credit losses	-	253	-	253

The following is a summary of inventory as of December 31, 2020 and 2019:

	As of December 31,
	2020	2019
Inventory
Raw materials	$-	$1
Work-in-process	1,056	730
Finished goods	-	-
Inventory, net	$1,056	$731

Work-in-process is net of total valuation reserves of $383 and $411 as of December 31, 2020 and 2019, respectively.

The activity for valuation allowance for deferred tax assets is as follows for the years ended December 31, 2020 and 2019:

	Balance at	Charged	Charged to	Balance at
	Beginning	(Released) to	Other	End of
	of Period	Provisions	Accounts	Period
2020 valuation allowance for deferred tax assets	$-	$8	$-	$8
2019 valuation allowance for deferred tax assets	-	-	-	-

8.     Income Taxes

Income Before Income Taxes

The sources of income from continuing operations before income taxes are as follows for the years ended December 31, 2020 and 2019:

	2020	2019
United States	$149,380	$212,087
Foreign	5,082	8,591
	$154,462	$220,678

Included in Selling, general and administrative expenses is the provision for recoverable state income taxes, which generally can be recovered through the pricing of services to the U.S. government.

Consistent with the Parent’s assertion, the Company no longer intends to reinvest certain undistributed earnings of its foreign subsidiaries that have been previously taxed in the U.S. As such, the Company recorded the taxes associated with the future remittance of these foreign earnings. For the remainder of the Company’s undistributed foreign earnings, unless tax effective to repatriate, the Company will continue to indefinitely reinvest these earnings. Unremitted foreign earnings, for which deferred taxes have not been provided, were $16,025 as of December 31, 2020. It is not practicable to estimate the amount of tax that might be payable on the remaining amounts.

Provision for Income Taxes

The income tax expense for the years ended December 31, 2020 and 2019 consisted of the following components:

	2020	2019
Current:
Federal	$25,730	$39,067
State	3,855	6,315
Foreign	1,411	2,427
	30,996	47,809
Future:
Federal	2,505	(1,318)
State	-	-
Foreign	-	-
	2,505	(1,318)
Income tax expense	$33,501	$46,491

Reconciliation of Effective Income Tax Rate

Differences between effective income tax rates and the statutory U.S. federal income tax rate are as follows for the years ended December 31, 2020 and 2019:

	2020		2019
	Amount	Rate	Amount	Rate
Statutory U.S. federal income tax rate	$32,437	21.0%	$46,342	21.0%
State income tax, net	3,045	2.0	4,989	2.3
Foreign derived intangible income	(2,025)	(1.3)	(5,277)	(2.4)
Other	44	-	437	0.2
Income tax expense	$33,501	21.7%	$46,491	21.1%

Deferred Tax Assets and Liabilities

The tax effects of temporary differences and tax carryforwards which gave rise to future income tax benefits and payables as of December 31, 2020 and 2019 are as follows:

	2020	2019
Future income tax benefits
Accrued compensation	$ 1,701	$ -
Advanced payments	1,820	405
Lease liabilities	944	923
Inventory and contract balances	549	4,814
Reserves and other accruals	181	396
Tax loss carryforwards	8	-
Total deferred tax assets before valuation allowances	5,203	6,538
Less: valuation allowances	(8)	-
Total deferred tax assets	$ 5,195	$ 6,538
Future income taxes payable:
Fixed assets	(987)	(906)
Right-of-use assets	(932)	(907)
Prepaid expenses	(186)	(435)
Other	(647)	(595)
Total deferred tax liabilities	(2,752)	(2,843)
Net deferred tax asset	$ 2,443	$ 3,695

The Company evaluates the realizability of its deferred tax assets by tax-paying component and assesses the need for a valuation allowance on an annual basis. In the course of performing this analysis, the Company evaluates the profitability of each tax-paying component on a historic cumulative basis and a forward-looking basis. In 2020, the total valuation allowance for the Company increased by $8 due to net operating losses for which it is more likely than not that the benefit of these items will not be realized.

Unrecognized Tax Benefits

As of December 31, 2020, the Company had gross tax-effected unrecognized tax benefits of $547, of which $547, if recognized, would impact the effective tax rate. The interest expense related to unrecognized tax benefits for the years ended December 31, 2020 and 2019 are immaterial. A reconciliation of the beginning and ending amounts of unrecognized tax benefits for the years ended December 31, 2020 and 2019 is as follows:

	2020	2019
Balance at January 1	$469	$342
Additions for tax positions related to the current year	78	127
Balance at December 31	$547	$469

The Company conducts business primarily in the United States and, as a result, is included in the Parent entities’ federal and state income tax returns. In the normal course of business, the Parent entities are subject to examination by taxing authorities throughout the United States. As a result of the Parent entities’ audits, with few exceptions, the Company is no longer subject to U.S. federal, state or local income tax examinations for years before 2014. The Parent amended its tax returns for tax years 2014 through 2016 to reflect refunds related to increased research tax credits, which are subject to audit. The Company is currently under audit for taxable years between 2016 and 2018 in Germany.

9.     Pension and Postemployment Benefits

The Combined Financial Statements reflect the pension and post-retirement plans of the Company on a multi-employer basis. As a result, the assets and liabilities related to these plans are not reflected in the Combined Financial Statements.

A majority of the Company’s employees are participants in defined benefit pension plans as well as post-retirement plans administered and sponsored by the Parent. Benefits under the plans are based primarily on years of service and employees’ compensation. Pension entitlements are funded by contributions by the Parent to a separately administered pension fund. The Parent allocates costs associated with the pension plans to the Company primarily based on the annual service cost of the active participants. In certain jurisdictions, statutory regulations require the transfer of certain of the Parent’s plan assets and related pension obligations which are not recorded in the Company’s financial statements to successor employers upon divestiture of the business.

Additionally, the Parent maintains a post-employment benefit plan to provide limited benefits to its former employees, including former employees of the Company, if they are involuntarily terminated. The duration of these benefits is generally based on the employee’s term of service with the Parent, and includes both severance compensation and other benefits, including medical coverage. The post-employment plan is published and is considered a benefit to employees which is earned over the employee’s term of service. As a result, the Parent recognizes the cost of this benefit as it is earned by the employee as required by ASC 712: Compensation - nonretirement postemployment benefits.

For the years ended December 31, 2020 and 2019, the Company was allocated $30,808 and $31,547, respectively, of pension costs under CAS and generated recovery based on these allocated costs under CAS. The CAS allocation of pension costs is included in the allocated functional service expenses and general corporate expenses. Refer to Note 4 for additional information.

The Company accounted for its employee pension and post-retirement plans in accordance with FAS for the purpose of these Combined Financial Statements. The Company’s pension adjustment included in the financial statements reflects the difference between CAS pension expense that was historically allocated to the Company and historical FAS pension expense as calculated by the Company.

The Company’s FAS pension and post-retirement expense for the years ended December 31, 2020 and 2019 was $11,700 and $10,413, respectively, and is reflected as an expense in the Combined Statements of Operations.

The following table presents the Company’s historical pension expense for the years ended December 31, 2020 and 2019:

	2020	2019
Allocated CAS pension expense	$30,808	$31,547
FAS/CAS pension adjustment	(11,700)	(10,413)
FAS pension expense	$19,108	$21,134

The Combined Balance Sheet as of December 31, 2020 includes $5,811 of projected benefit obligation associated with a pension plan in Germany, of which $5,573 is included in Other long-term liabilities.

10. Revenue from Contracts with Customers

Disaggregation of Revenue

The Company disaggregates revenue by customer and by contract type. We believe these categories best depict how the nature, amount, timing and uncertainty of the Company’s revenue and cash flows are affected by economic factors.

The Company’s disaggregated revenue by customer for the years ended December 31, 2020 and 2019 is as follows:

Customer	2020	2019
Government	$913,420	$1,287,529
Commercial	105,644	140,841
Revenues	$1,019,064	$1,428,370

The Company’s disaggregated revenue by contract type for the years ended December 31, 2020 and 2019 is as follows:

Contract Type	2020	2019
Fixed Price	$615,464	$821,835
Cost Type	403,600	606,535
Revenues	$1,019,064	$1,428,370

Contract Assets and Liabilities

Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. Contract liabilities relate to payments received in advance of the satisfaction of performance under the contract. We receive payments from customers based on the terms established in our contracts.

Total contract assets and contract liabilities as of December 31, 2020 and 2019 are as follows:

	2020	2019
Contract assets	$154,084	$157,332
Contract liabilities	(95,519)	(134,643)
Net contract assets	$58,565	$22,689

For the year ended December 31, 2020, contract assets and contract liabilities decreased by $3,248 and $39,124, respectively, primarily due to (i) the loss of the Warfighter and Opel and Vauxhall programs and (ii) decreases in sales for certain commercial training projects related to the impact of the COVID-19 pandemic.

For the years ended December 31, 2020 and 2019, the Company recognized revenues of $104,215 and $73,122 related to our Contract liabilities as of January 1, 2020 and January 1, 2019, respectively.

Contract assets consisted of the following as of December 31, 2020 and 2019:

	2020	2019
Unbilled	$154,084	$157,332
Progress payments	-	-
Total contract assets	$154,084	$157,332

The U.S. government has title to the assets related to unbilled amounts on U.S. government contracts that provide progress payments.

Contract assets can include retentions arising from contractual provisions. As of December 31, 2020, there were no such retentions.

Backlog

Backlog, which is equivalent to our remaining performance obligations, represents the expected transaction price allocated to our contracts that we expect to recognize as revenue in future periods when the Company performs under the contracts. These remaining obligations exclude unexercised contract options and potential orders under ordering-type contracts such as Indefinite Delivery, Indefinite Quantity contracts.

At December 31, 2020, the Company’s total backlog was $945,116, of which approximately 35% is not expected to be realized as sales in the next twelve months.

11.   Commitments and Contingencies

Government Oversight

In the ordinary course of business, the Company is subject to regulatory and governmental examinations, information gathering requests, inquiries, investigations and threatened legal actions and proceedings. For example, we are now, and believe that, considering the current U.S. government contracting environment, we will continue to be the subject of one or more U.S. government investigations. Our contracts with the U.S. government are also subject to audits. Agencies that oversee contract performance include: the Defense Contract Audit Agency (“DCAA”), the Defense Contract Management Agency (“DCMA”), the Inspectors General of the U.S. Department of Defense (“DoD”) and other departments and agencies, the Government Accountability Office (“GAO”), the Department of Justice (“DOJ”), and Congressional Committees. Other areas of our business operations may also be subject to audit and investigation by these and other agencies. From time to time, agencies investigate or conduct audits to determine whether our operations are being conducted in accordance with applicable requirements. Such investigations and audits may be initiated due to a number of reasons, including as a result of a whistleblower complaint. Such investigations and audits could result in administrative, civil or criminal liabilities, including repayments, fines, treble or other damages, forfeitures, restitution, or penalties being imposed upon us, the suspension of government export licenses or the suspension or debarment from future U.S. government contracting. U.S. government investigations often take years to complete. The U.S. government also reserves the right to debar a contractor from receiving new government contracts for fraudulent, criminal or other seriously improper conduct. The U.S. government could void any contracts found to be tainted by fraud. Like many defense contractors, we have received audit reports recommending the reduction of certain contract prices because, for example, cost or pricing data or cost accounting practices used to price and negotiate those contracts may not have conformed to government regulations. Some of these audit reports recommend that certain payments be repaid, delayed, or withheld, and may involve substantial amounts. We have made voluntary refunds in those cases we believe appropriate, have settled some allegations and, in some cases, continue to negotiate and/or litigate. The Company may be, and has been, required to make payments into escrow of disputed liabilities while the related litigation is pending. If the litigation is resolved in the Company’s favor, any such payments will be returned to the Company with interest. Our final allowable incurred costs for each year are also subject to audit and have, from time to time, resulted in disputes between us and the U.S. government, with litigation resulting at the Court of Federal Claims (“COFC”) or the Armed Services Board of Contract Appeals (“ASBCA”) or their related courts of appeals. In addition, the DOJ has, from time to time, convened grand juries to investigate possible irregularities by us. We also provide services to customers outside of the U.S., and those sales are subject to local government laws, regulations and procurement policies and practices. Our compliance with such local government regulations or any applicable U.S. government regulations (e.g., the Foreign Corrupt Practices Act (“FCPA”) and International Traffic in Arms Regulations (“ITAR”)) may also be investigated or audited. In addition, we accrue for liabilities associated with those matters that are probable and can be reasonably estimated. The most likely liability amount to be incurred is accrued based upon a range of estimates. Where no amount within a range of estimates is more likely, then we accrue the minimum amount. Other than as specifically disclosed in these Combined Financial Statements, we do not expect these audits, investigations or disputes to have a material effect on our financial position, results of operations or liquidity, either individually or in the aggregate.

Legal Proceedings

The Company is subject to various litigation matters across jurisdictions. Particularly, CDC, a subcontractor for construction of fencing and surveillance equipment for border security services in Jordan, submitted claims with a total value of $23,200 with respect to work that CDC alleges the Company or the Company’s customer requested CDC perform outside the scope of the Company’s purchase order with CDC, which had a period of performance from October 2015 through October 2018. The Company’s offer to settle and assessment of exposure related to the CDC claims was $888. Management believes that this offer was appropriate for the recognition of program costs in the Company’s Combined Financial Statements. As of the date the Company’s Combined Financial Statements were available to be issued, discussions between all parties remain ongoing. At this time, the Company is unable to predict the outcome, or the possible range of loss, if any, which could result from the resolution of this matter.

The Company is subject to other legal proceedings, both asserted and unasserted, that arise in the ordinary course of business. The Company cannot predict the ultimate outcome of such legal proceedings or in certain instances provide reasonable ranges of potential losses. However, as of the date of this report, the Company believes that none of these claims will have a material adverse effect on the Company’s financial position or results of operations. In the event of unexpected subsequent developments and given the inherent unpredictability of these matters, there can be no assurance that the Company’s assessment of any claim will reflect the ultimate outcome, and an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company’s financial position or results of operations in the particular period.

12. Subsequent Events

The Company evaluated events and transactions occurring subsequent to December 31, 2020 through October 11, 2021, the date that the Combined Financial Statements were available to be issued.

The U.S. Army Contracting Command selected Raytheon to train the Afghanistan Air Force in aircraft maintenance and to provide tailored training for the Afghanistan Air Force pilots, including classroom, fixed-wing and rotary aircraft instruction in August 2019, and May 2020, respectively. Four task orders under the aforementioned contracts are performed by the Business and have been included in the historical results of operations, financial position and cash flows of the Company presented in these Combined Financial Statements.

In August 2021, the United States Armed Forces completed their withdrawal from Afghanistan, increasing the risk of early termination to Afghan military training contracts. As of December 31, 2020, the full amount of funded backlog was $99,719 related to the four task orders that are served by the Business. In the event of contract termination, the Company expects to be paid in accordance with the contract’s terms for costs incurred, plus a reasonable profit and settlement expenses.

On September 8, 2021, Vertex Aerospace LLC signed a definitive agreement to acquire Raytheon Technologies Corporation’s Mission Critical Solutions and Training Services Business.

Events Subsequent to the Original Issuance of the Combined Financial Statements (Unaudited)

In connection with the reissuance of the Combined Financial Statements, the Company has evaluated subsequent events through September 1, 2022, the date that the Combined Financial Statements were available to be reissued.

On December 6, 2021, Raytheon Technologies Corporation and Vertex Aerospace LLC completed the previously announced Transaction.